Exhibit 99.2


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                              NOTICE TO EMPLOYEES
                                 June 7, 2005
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               KAMAN CORPORATION ANNOUNCES PROPOSAL TO SIMPLIFY
                    CAPITAL STRUCTURE TO ONE SHARE/ONE VOTE

As this notice goes out to you, a press release is going simultaneously to the public to announce that the company has entered into an agreement with certain members of the Kaman family that contemplates a proposed recapitalization which would simplify our capital structure and enhance our corporate governance by eliminating the existing two-class structure of common stock.

The press release contains many of the details involved in the transaction, and is available on the Kaman Web site. The release is also being distributed for posting on company bulletin boards, so you should be able to see it soon.

What I would like you to know is that the proposed transaction has the full support of management, the Board, and the Kaman family, as an important and valuable step forward for this company. If the shareholders approve this proposed recapitalization - and that process will take at least a couple of months to complete - Kaman Corporation would join the vast majority of public companies with a one share/one vote capital structure.

Many believe that non-voting shares, such as we have traditionally offered the public, bear a discount that reflects the lack of voting control. By giving all shareholders voting rights equivalent to their economic interest in the company, I believe the market will find it easier to value the company appropriately. That, in turn, should provide us greater opportunities to access capital markets and use our stock to pursue our strategies for each of the business segments - and finance growth opportunities.

We have all done a lot of work over the past several years to position this company for the future, and I am proud of the progress that has been made in each of our segments. What we are doing now is the next logical step forward for Kaman Corporation.

Thank you for your continued efforts in support of the company.

                                    Sincerely,
                                    Paul R. Kuhn
                                    Chairman, President & CEO

Kaman intends to file with the Securities and Exchange Commission a Registration Statement on Form S-4, which will contain a proxy statement/prospectus in connection with the proposed recapitalization. The proxy statement/prospectus will be mailed to the stockholders of Kaman when it is finalized. STOCKHOLDERS OF KAMAN ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Such proxy statement/prospectus (when available) and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission's website (http://www.sec.gov) or from Kaman by contacting Russell H. Jones, SVP, Chief Investment Officer & Treasurer, by telephone at (860) 243-6307 or by email at rhj-corp@kaman.com.

Kaman and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed recapitalization. The participants in such solicitation may include Kaman's executive officers and directors. Further information regarding persons who may be deemed participants will be available in Kaman's proxy statement/prospectus to be filed with the Securities and Exchange Commission in connection with the proposed recapitalization.